[COMPANY LOGO]
                                      THOR
                                INDUSTRIES, INC.
      419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 - FAX 937-596-6539

                              N E W S  R E L E A S E
                              ----------------------

Date:    November 1, 2004
Contact: Wade F. B. Thompson or Peter Orthwein

                          THOR ACQUIRES CROSSROADS RV;
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                     REPURCHASED 323,200 SHARES IN QUARTER.
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Thor Industries, Inc. (NYSE:THO) announced today that it acquired CrossRoads RV, a Topeka, IN, builder of fifth wheels and travel trailers for approximately $27 million cash. CrossRoads will have sales this year of over $60 million, about double last year, and is highly profitable. Its acquisition is expected to add approximately 5(cent) per share to Thor's fiscal 2005 net income.

We welcome the CrossRoads team, which will continue to operate the company as a Thor subsidiary. CrossRoads is the eighth largest fifth wheel builder. Its retail fifth wheel sales were 1,272 units through August 2004, up 104% from 622 units last year, according to Statistical Surveys, Inc. Its acquisition gives Thor 35.8% market share in fifth wheels, larger than its next four competitors combined.

Thor also announced that it repurchased 323,200 shares of its stock in the quarter ended October 31, 2004 as part of its 2,000,000 share buy back authorized by its Board of Directors. "In our view, Thor stock represents exceptional value at these levels," said Wade F. B. Thompson, Thor chairman.

Thor will announce its sales for the quarter ended October 31, 2004, tomorrow. Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.